EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-205685) on Form S-8 and the registration statement (No. 333-213514) on Form S-3 of our reports dated March 24, 2023, with respect to the consolidated financial statements of Ollie’s Bargain Outlet Holdings, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Harrisburg, Pennsylvania
March 24, 2023